Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated March 15, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006) relating to the financial statements of Sterling Chemicals, Inc. appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 28, 2007